SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
______________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)                      September 9, 2005
InSight Health Services Holdings Corp.

(Exact name of registrant as specified in charter)

Delaware	333-75984	04-3570028

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)
26250 Enterprise Court, Suite 100, Lake Forest, CA 92630

(Address of principal executive offices)                                                                (Zip Code)
(949) 282-6000

Registrant’s telephone number, including area code
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
SIGNATURES

Item 7.01  Regulation FD Disclosure
     On September 9, 2005, our wholly owned subsidiary, InSight Health Services Corp., disclosed certain non-public material information to certain parties. We are furnishing the information in this Current Report on Form 8-K to comply with Regulation FD. Certain of these statements were previously disclosed in our press release dated September 1, 2005. The following statements shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Furthermore, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of our filings, whether made before or after the date hereof, regardless of any general incorporation language in such filing. Finally, statements in this Current Report on Form 8-K which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risks described herein and in our other filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or developments to differ from those contained in the forward-looking statements.

Overview

      We are a nationwide provider of diagnostic imaging services through our integrated network of fixed-site centers and mobile facilities which are focused in targeted regions throughout the United States. As of June 30, 2005, our network consisted of 120 fixed-site centers and 115 mobile facilities within our targeted regions. Historically, we pursued a strategy that was largely focused on growth through the acquisition of imaging businesses in various parts of the country. We plan to refocus our strategic efforts away from acquisition growth to organic growth and will look to leverage our presence and advanced imaging systems in our targeted regions. We also plan to drive operational efficiencies, improve utilization of our imaging systems and enhance relationships with provider partners, including radiologists and hospitals, and with the payor community.

First Quarter of Fiscal 2006 and Capital Expenditure Guidance

      For the first quarter of fiscal 2006, we expect our revenues to be lower than our revenues for the fourth quarter of fiscal 2005. We expect our EBITDA for the first quarter of fiscal 2006 to exceed our EBITDA for the fourth quarter of fiscal 2005 of $23.1 million, as adjusted to add back a charge of approximately $0.8 million related to a fixed-site center closure and the consolidation of certain billing offices. We expect our revenues and EBITDA for the first quarter of fiscal 2006 to be lower than our revenues and EBITDA, respectively, for the first quarter of fiscal 2005. In addition, we expect our capital expenditures for fiscal 2006 to be approximately $39 million. Our first quarter of fiscal 2006 has not been completed and thus we cannot assure you that our expectations will be realized.

Hurricane Katrina

      Although we have no fixed-site centers in the areas directly affected by Hurricane Katrina, which devastated many areas in parts of Louisiana, Mississippi and nearby states, and we were able to relocate our mobile facilities prior to Katrina’s arrival, some of our mobile customers in the region were directly hit by Katrina and are in the process of recovering. While it is not yet clear how long it will take for these customers to be fully operational, we do not expect that their situation will have a material adverse effect on our business. Although we are still assessing the long-term impact of Katrina, we currently estimate that we will experience a decline of approximately $10,000 in revenues per week while the affected mobile customers recover. We intend to work with these customers as well as other customers in the surrounding areas to mitigate this decline in revenues.

Three Months and Fiscal Years Ended June 30, 2004 and 2005

      We recently announced unaudited results for fiscal 2005 and for the fourth quarter ended June 30, 2005. Although complete financial information for such periods is not available, the following is a summary of the unaudited results for such periods on a consolidated basis. Because our financial statements for such periods have not yet been completed, information regarding such periods are subject to change.

      Revenues for fiscal 2005 increased to approximately $316.9 million from approximately $290.9 million for fiscal 2004. Revenues from our fixed operations increased to approximately $196.5 million for fiscal 2005, compared to approximately $176.8 million for fiscal 2004. The increase in revenues from our fixed operations was due primarily to our acquisition of Comprehensive Medical Imaging, Inc., or CMI, in fiscal 2004 (approximately $29.7 million) and revenues from fixed-site centers we opened in fiscal 2005 and fiscal 2004 (approximately $1.5 million). This increase was partially offset by fixed-site centers we sold in fiscal 2005 and fiscal 2004 (approximately $1.3 million) and a reduction of revenues from our existing centers (approximately 3.1%), primarily due to a decrease in procedure volume and average reimbursement rates.

      Revenues from our mobile operations increased to approximately $120.4 million for fiscal 2005, compared to approximately $114.1 million for fiscal 2004. The increase in revenues from our mobile operations was due to our acquisition of certain assets of CDL Medical Technologies, Inc., or CDL, in fiscal 2004 (approximately $1.9 million), and an increase in PET and PET/ CT revenues as a result of an increase in the number of facilities in service (approximately $5.8 million). These increases were partially offset by lower MRI and other revenues (approximately $1.4 million).

      The following illustrates our payor mix based on revenues for fiscal 2005:

Payor	Percent of Total Revenues

(unaudited)

Hospitals, physician groups, and other healthcare providers(1)	45%

Managed care and insurance	38%

Medicare/Medicaid	13%

Workers’ compensation	3%

Other, including self-pay patients	1%

(1)	No single hospital, physician group or other healthcare provider accounted for more than 5% of our total revenues.

      As of June 30, 2005, our days sales outstanding for trade accounts receivables on a net basis was 53 days, compared to 62 days as of June 30, 2004. We calculate days sales outstanding by dividing accounts receivables, net of allowances, by the three-month average revenue per day. The aging of our gross and net trade accounts receivables as of June 30, 2005 is as follows (amounts in thousands):

					120 days
	Current	30 days	60 days	90 days	and Older	Total

	(unaudited)

Hospitals, physicians groups and other healthcare providers	$11,799	$5,724	$1,559	$480	$867	$20,429

Managed care and insurance	22,362	10,392	5,271	3,055	11,839	52,919

Medicare/Medicaid	7,439	1,835	1,213	1,160	3,812	15,459

Workers’ compensation	2,102	1,381	786	529	2,399	7,197

Other, including self-pay patients	229	169	134	92	18	642

Trade accounts receivables	43,931	19,501	8,963	5,316	18,935	96,646

Less: Allowances for contractual adjustments	(14,943)	(6,412)	(3,307)	(445)	(4,305)	(29,412)

Allowances for professional fees	(5,291)	(2,213)	(1,167)	(731)	(2,495)	(11,897)

Allowances for doubtful accounts	(341)	(163)	(52)	(1,843)	(6,488)	(8,887)

Trade accounts receivables, net	$23,356	$10,713	$4,437	$2,297	$5,647	$46,450

      Costs of operations for fiscal 2005 increased to approximately $268.2 million from approximately $233.4 million for fiscal 2004. The increase was primarily due to (1) the CMI and CDL acquisitions (approximately $22.4 million and $1.2 million, respectively), (2) increased costs for our mobile operations (approximately $9.8 million), (3) an increase in salaries and benefits at our billing operations (approximately $0.9 million) and (4) charges related to a fixed-site center closure and the consolidation of certain billing offices (approximately $0.8 million).

      We also experienced a 16.7% increase in costs of operations at our fixed-site centers, from approximately $128.8 million for fiscal 2004, to approximately $150.3 million for fiscal 2005. The increase was primarily due to (1) the CMI acquisition (approximately $22.4 million); (2) increased costs at the fixed-site centers we opened in fiscal 2005 and fiscal 2004 (approximately $1.4 million); (3) a charge related to a fixed-site center closure (approximately $0.5 million); (4) a charge related to severance payments for a terminated employee (approximately $0.3 million); and (5) an increase in costs at our existing fixed-site centers. This increase was partially offset by a reduction in costs resulting from the fixed-site centers we sold in fiscal 2005 and fiscal 2004 (approximately $1.3 million).

      Cost of operations at our mobile operations increased approximately 12.6% from approximately $87.1 million for fiscal 2004, to approximately $98.1 million for fiscal 2005. The increase was due to (1) the CDL acquisition (approximately $1.2 million); and (2) increased costs at our existing mobile facilities (approximately $9.8 million). The increase in costs at our existing mobile facilities was due primarily to (1) higher salaries and benefits, particularly technologists (approximately $4.5 million); (2) an increase in equipment lease costs (approximately $2.1 million); (3) an increase in vehicle costs (approximately $0.2 million); and (4) an increase in medical supply costs (approximately $0.8 million). Approximately $6.9 million of the approximate $9.8 million increase for our mobile operations costs is attributable to our PET and PET/ CT facilities, which compared to MRI facilities, have higher (i) technologist salaries due to the shortage of PET technologists and the number of technologists needed to operate PET/ CT facilities, (ii) vehicle operation costs because PET and PET/ CT facilities are moved more frequently, and (iii) medical supply costs relating to the use of radiopharmaceuticals. We believe these costs will increase as additional PET/ CT facilities are acquired.

      Corporate operating expenses for fiscal 2005 increased to approximately $18.4 million from approximately $16.2 million in fiscal 2004. The increase was due primarily to additional legal and accounting costs related to Sarbanes-Oxley implementation, consulting costs, higher salaries and benefits and a charge for severance payments for a terminated employee.

      Our earnings before interest, taxes, depreciation, and amortization (EBITDA) for fiscal 2005 was approximately $98.3 million, compared to approximately $104.3 million for fiscal 2004. The fiscal 2005 EBITDA amount does not add back a charge of approximately $1.1 million related to severance payments incurred during the first quarter of fiscal 2005 and charges of approximately $0.8 million related to a fixed-site center closure and the consolidation of certain billing offices incurred during the fourth quarter of fiscal 2005. For a more detailed discussion of EBITDA and a reconciliation to net cash provided by operating activities, see the table below. The decrease in EBITDA for fiscal 2005 compared to fiscal 2004 was primarily caused by charges reflected above as well as increases in corporate operating expenses and in salaries and benefits at our billing operations, and a decrease in EBITDA from our mobile operations.

      EBITDA for our fixed operations increased 1.0% from approximately $73.4 million for fiscal 2004, to approximately $74.1 million for fiscal 2005. This increase was due primarily to (1) the CMI acquisition (approximately $11.1 million) and (2) the fixed-site centers we opened in fiscal 2005 and fiscal 2004 (approximately $0.6 million), partially offset by (1) a decrease at our existing fixed-site centers (approximately $7.5 million) primarily related to decreased procedure volume and reimbursement discussed above, (2) the elimination of the gain on sale of the fixed-site center we sold in fiscal 2004 (approximately $2.1 million), (3) the elimination of EBITDA at the fixed-site centers we sold in fiscal 2005 and fiscal 2004 (approximately $0.4 million) and (4) a charge for severance payments for a terminated employee (approximately $0.3 million).

      EBITDA for our mobile operations decreased approximately 5.2% from approximately $56.3 million for fiscal 2004, to approximately $53.4 million for fiscal 2005. This decrease was due primarily to a reduction at our existing mobile facilities (approximately $4.0 million) primarily related to the increase in costs discussed above, partially offset by the CDL acquisition (approximately $1.1 million).

      We had a loss before income taxes of approximately $12.1 million for fiscal 2005. Largely as a result of the pre-tax loss for fiscal 2005 and anticipated future book losses, we determined that a valuation reserve was necessary due to the uncertainty of the future realization of our net operating loss carry-forwards. This decision was primarily based on our anticipated future cumulative pre-tax losses, the main determination for recording such a reserve. The recognition of this valuation reserve does not affect EBITDA, cash flows or the timing of income taxes payable in the future. The total provision for income taxes, resulting in a net deferred tax liability, for fiscal 2005 was approximately $15.1 million, which resulted in an approximate $27.2 million net loss for fiscal 2005.

      Net cash provided by operating activities was approximately $60.9 million for fiscal 2005, compared to approximately $60.1 million for fiscal 2004.

      Net cash used in investing activities was approximately $32.6 million for fiscal 2005. During fiscal 2005, we invested approximately $30.5 million in capital expenditures compared to approximately $46.7 million in fiscal 2004. During fiscal 2005, we purchased or leased 11 MRI systems, four PET/ CT systems and eight CT systems. As of June 30, 2005, we have committed to purchase or lease, for approximately $11.2 million, six diagnostic imaging systems through February 2006.

      Net cash used in financing activities was approximately $37.9 million for fiscal 2005, primarily for principal payments of notes payable and capital lease obligations, including $30.0 million of voluntary prepayments on our credit facility. Our long-term debt, including capital lease obligations and senior subordinated notes, decreased from approximately $539.8 million at June 30, 2004 to approximately $501.6 million at June 30, 2005.

Condensed Consolidated Statements of Operations

			Three Months
	Years Ended June 30,		Ended June 30,

	2004	2005	2004	2005

		(unaudited)	(unaudited)

	(Amounts in thousands)

Revenues:

Contract services	$129,193	$136,537	$33,511	$34,776

Patient services	161,691	180,336	47,919	44,916

Total revenues	290,884	316,873	81,430	79,692

Costs of operations:

Costs of services	168,700	194,507	48,288	50,894

Provision for doubtful accounts	4,998	5,723	1,665	1,191

Equipment leases	990	2,326	366	693

Depreciation and amortization	58,733	65,601	15,932	16,468

Total costs of operations	233,421	268,157	66,251	69,246

Gross profit	57,463	48,716	15,179	10,446

Corporate operating expenses	(16,217)	(18,447)	(5,667)	(5,048)

(Loss) gain on sales of centers	2,129	(170)	—	(293)

Equity in earnings of unconsolidated partnerships	2,181	2,613	476	751

Interest expense, net	(40,682)	(44,860)	(10,507)	(11,451)

(Loss) income before income taxes	4,874	(12,148)	(519)	(5,595)

Provision (benefit) for income taxes	1,950	15,069	(208)	17,691

Net (loss) income	$2,924	$(27,217)	$(311)	$(23,286)

Consolidated Statements of Cash Flows

	Years Ended		Three Months Ended
	June 30,		June 30,

	2004	2005	2004	2005

		(unaudited)	(unaudited)

	(Amounts in thousands)

OPERATING ACTIVITIES:

Net (loss) income	$2,924	$(27,217)	$(311)	$(23,286)

Adjustments to reconcile net (loss) income to net cash provided by operating activities

Loss (gain) on sales of centers	(2,129)	170	—	293

Depreciation and amortization	58,733	65,601	15,932	16,468

Deferred income taxes	—	15,224	—	15,224

Changes in operating assets and liabilities:

Trade accounts receivables, net	(8,455)	8,096	(5,230)	267

Other current assets	3,084	(1,736)	424	2,385

Accounts payable and other accrued expenses	5,963	726	871	(6,759)

Net cash provided by operating activities	60,120	60,864	11,686	4,592

INVESTING ACTIVITIES:

Acquisition of fixed-site centers and mobile facilities	(101,334)	—	(48,500)	—

Proceeds from sales of centers	5,413	2,810	—	1,450

Additions to property and equipment	(46,734)	(30,459)	(18,427)	(5,696)

Net purchases of short-term investments	—	(5,000)	—	—

Other	405	71	1,259	1,011

Net cash used in investing activities	(142,250)	(32,578)	(65,668)	(3,235)

FINANCING ACTIVITIES:

Principal payments of notes payable and capital lease obligations	(8,209)	(37,781)	(2,035)	(11,893)

Proceeds from issuance of debt	101,125	—	25,000	—

Other	72	(78)	320	(62)

Net cash (used in) provided by financing activities	92,988	(37,859)	23,285	(11,955)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:	10,858	(9,573)	(30,697)	(10,598)

Cash, beginning of period	19,554	30,412	61,109	31,437

Cash, end of period	$30,412	$20,839	$30,412	$20,839

EBITDA

      The following table sets forth our earnings before interest, taxes, depreciation and amortization, or EBITDA, for the fiscal years and three months ended June 30, 2004 and 2005. EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital expenditure and working capital requirements. EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. We present the discussion of EBITDA because covenants in the indenture governing our unsecured senior subordinated notes and the credit agreement relating to our credit facility contain ratios based on this measure. While EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Our reconciliation of net cash provided by operating activities to EBITDA is as follows (amounts in thousands) (unaudited):

			Three Months Ended
	Years Ended June 30,		June 30,

	2004	2005	2004	2005

Net cash provided by operating activities	$60,120	$60,864	$11,686	$4,592

Provision (benefit) for income taxes	1,950	15,069	(208)	17,691

Interest expense, net	40,682	44,860	10,507	11,451

Gain (loss) on sales of centers	2,129	(170)	—	(293)

Net change in operating assets and liabilities	(592)	(7,086)	3,935	4,107

Net change in deferred income taxes	—	(15,224)	—	(15,224)

EBITDA	$104,289	$98,313	$25,920	$22,324

Balance Sheet Data

	June 30,	June 30,
	2004	2005

		(unaudited)

	(Amounts in thousands)

Cash and cash equivalents	$30,412	$20,839

Short-term investments	—	5,000

Trade accounts receivables, net	55,010	46,450

Property and equipment, net	242,336	209,461

Total assets	675,631	624,523

Accounts payable and accrued expenses	35,737	36,469

Credit facility, including current maturities(1)	270,047	237,608

Capital leases and other notes, including current maturities	19,776	13,960

Senior subordinated notes	250,000	250,000

Total stockholders’ equity	94,941	67,724

(1)	The credit facility consists of (1) a term loan with a principal balance of approximately $217.8 million as of June 30, 2005, (2) an additional term loan with a principal balance of approximately $19.8 million as of June 30, 2005 and (3) a $50 million revolving credit facility, none of which was outstanding as of June 30, 2005. Borrowings under our credit facility bear interest at LIBOR plus 3.75% to 4.0%. As of June 30, 2005, there was a letter of credit of approximately $1.8 million outstanding under our credit facility. The accrued interest under our credit facility for the period from July 1, 2005 through August 31, 2005 was approximately $3.0 million. As of August 31, 2005 there were no borrowings under our revolving credit facility.

     The aggregate revenues, EBITDA and total assets for fiscal 2005 of our subsidiaries which are not guarantors were approximately $41.3 million, $9.6 million and $32.5 million, respectively, or approximately 13.0%, 9.8% and 5.2%, respectively, of our total revenues, EBITDA and total assets for fiscal 2005. We expect that as a result of our strategy of entering into joint ventures with hospitals and/or radiology groups, an increasing portion of our revenues, EBITDA and total assets will be attributable to the operations of our subsidiaries that are not guarantors.

      In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, certain of our indebtedness are effectively subordinated to the indebtedness of the non-guarantor subsidiaries. As of June 30, 2005, the total liabilities of our non-guarantor subsidiaries, excluding intercompany liabilities, were approximately $6.9 million.

      Contractual Commitments: Our contractual obligations as of June 30, 2005 were as follows:

		Payments Due by Period

		Less than	1-3	3-5	After
	Total	1 Year	Years	Years	5 Years

	(Amounts in thousands)

Long-term debt obligations	$698,378	$44,695	$262,181	$104,471	$287,031

Capital lease obligations	14,711	5,802	8,583	326	—

Operating lease obligations	41,087	9,035	15,594	8,566	7,892

Purchase commitments	11,180	11,180	—	—	—

Total contractual obligations	$765,356	$70,712	$286,358	$113,363	$294,923

      The long-term debt obligations and capital lease obligations include both principal and interest commitments for the periods presented. The interest commitment on our credit facility is based on our weighted average interest rate at June 30, 2005 (7.26%).

Our Equity Sponsors

      J.W. Childs Equity Partners II, L.P., The Halifax Group, L.L.C. and their affiliates, beneficially own approximately 99.8% of the common stock of Holdings as of August 31, 2005. Six of our seven directors are executives with these firms.

Risk Factors

If there is a default under the agreements governing our material indebtedness, the value of our assets may not be sufficient to repay our creditors.

      Our property and equipment (other than land, building and leasehold improvements and assets securing our capital lease obligations), which make up a significant portion of our tangible assets, had a net book value as of June 30, 2005 of approximately $162.9 million. The book value of these assets should not be relied on as a measure of realizable value for such assets. The realizable value may be greater or lower than such net book value. The value of our assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. A sale of these assets in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amounts that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. Our intangible assets had a net book value as of June 30, 2005 of approximately $315.0 million. These assets primarily consist of the excess of the acquisition cost over the fair market value of the net assets acquired in purchase transactions. The value of these intangible assets will continue to depend significantly upon the success of our business as a going concern and the grown in future cash flows. As a result, in the event of a default under the agreements governing our material indebtedness or any bankruptcy or dissolution of our company, the realizable value of these assets will likely be substantially lower and may be insufficient to satisfy the claims of our creditors.

      The condition of our assets will likely deteriorate during any period of financial distress preceding a sale of our assets. In addition, much of our assets consists of illiquid assets that may have to be sold at a substantial discount in an insolvency situation. Accordingly, the proceeds of any such sale of our assets may not be sufficient to satisfy, and may be substantially less than, amounts due to our creditors.

Changes in the rates or methods of third-party reimbursements for diagnostic imaging and therapeutic services could result in reduced demand for our services or create downward pricing pressure, which would result in a decline in our revenues and harm our financial position.

      For fiscal 2005 we derived approximately 57% of our revenues from direct billings to patients and third-party payors such as Medicare, Medicaid, managed care and private health insurance companies. Changes in the rates or methods of reimbursement for the services we provide could have a significant negative impact on those revenues. Moreover, our healthcare provider customers on whom we depend for approximately 43% of our revenues generally rely on reimbursement from third-party payors. To the extent our provider customers’ reimbursement from third-party payors is reduced, it will likely have an adverse impact on our financial condition and results of operations since our provider customers will seek to offset decreased reimbursement rates. In addition, the Medicare Payment Advisory Commission, in its March 2005 report to Congress, recommended that the government adopt standards for physicians and providers who bill Medicare for interpreting diagnostic imaging studies and adopt utilization management techniques used by third-party private payors, such as the credentialing of physicians, in an attempt to control the rise of imaging costs.

      Certain third-party payors have proposed and implemented initiatives which have the effect of substantially decreasing reimbursement rates for diagnostic imaging services provided at non-hospital facilities, and third-party payors are continuing to monitor reimbursement for diagnostic imaging services. Recently, a third-party payor announced a requirement of participation, which has not yet been fully implemented, that would require freestanding imaging center providers to be multi-modality and not simply offer one type of diagnostic imaging service. Similar initiatives enacted in the future by numerous additional third-party payors would have a material adverse impact on our financial condition and our results of operations.

      Under Medicare’s prospective payment system for hospital outpatient services, or OPPS, a hospital is paid for outpatient services on a rate per service basis that varies according to the ambulatory payment classification group, or APC, to which the service is assigned rather than on a hospital’s costs. OPPS was implemented on August 1, 2000 and due to the anticipated adverse economic effect on hospitals, Congress provided for outlier payments for especially costly cases, as well as transitional payments for new technologies and innovative medical devices, drugs and biologics. While most of the transitional payments expired in 2003, the Centers for Medicare and Medicaid Services, or CMS, continues to make payments for new technology until sufficient data is collected to assign the new technology to an APC. Each year CMS publishes new APC rates that are determined in accordance with the promulgated methodology. The overall effect of OPPS has been to decrease reimbursement rates from those paid under the prior cost-based system.

      In November 2004, CMS announced a 21% reduction in hospital reimbursement rates for PET, effective January 1, 2005. Although the immediate effect on us of this rate reduction has been minimal, on a long-term basis, this will have a negative impact on our PET and PET/ CT revenues as more hospital customers (both existing and future) negotiate lower rates with us. Because unfavorable reimbursement policies constrict the profit margins of the mobile customers we bill directly, we have lowered and may continue to lower, our fees to retain existing PET and PET/ CT clients and attract new ones. Any further modifications under OPPS further reducing reimbursement to hospitals may adversely impact our financial condition and our operations since hospitals will seek to offset such additional modifications.

      In August 2005, CMS published proposed regulations that apply to hospital outpatient services that significantly decrease the reimbursement for diagnostic procedures performed together on the same day. Under the new methodology, CMS has identified families of imaging procedures by imaging modality and contiguous body area. Medicare will pay 100% of the technical component of the higher priced procedure and 50% for the technical component of each additional procedure for procedures involving contiguous body parts within a family of codes when performed in the same session. Under the current methodology, Medicare pays 100% of the technical component of each procedure. The implementation of these regulations would adversely impact our financial condition and our results of operations since our hospital customers will seek to offset their reduced reimbursement through lower rates with us.

      Services provided in non-hospital based freestanding facilities, including independent diagnostic treatment facilities, or IDTFs, are paid under the Medicare Part B fee schedule. CMS has also published proposed regulations, which would implement the same multi-procedure methodology rate reduction proposed for hospital outpatient services, for procedures reimbursed under the Part B fee schedule. In addition, CMS is proposing an overall decrease of 4.3% in the Part B fee schedule for CMS’s fiscal year 2006. Accordingly, if these changes become final and take effect, these reductions in Medicare payment for diagnostic imaging services under the Part B fee schedule may have a material adverse effect on our financial condition and results of operations.

      Implementation of any of the initiatives mentioned above and any further changes in the rates of or conditions for reimbursement could substantially reduce the amounts reimbursed to us or our customers for services provided by us. If third-party payors reduce the amount of their payments to our customers, our customers will likely seek to reduce their payments to us or seek an alternate supplier of diagnostic imaging services. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals, physician groups and other healthcare providers that we bill directly, we have lowered and may continue to need to lower our fees to retain existing customers and attract new ones. These reductions would have a significant adverse effect on our revenues and financial results by decreasing demand for our services or creating downward pricing pressure.

Reimbursement

      Medicare. The Medicare program provides reimbursement for hospitalization, physician, diagnostic and certain other services to eligible persons 65 years of age and over and certain others. Providers are paid by the federal government in accordance with regulations promulgated by the United States Department of Health and Human Services and generally accept the payment with nominal deductible and co-insurance amounts required to be paid by the service recipient, as payment in full. Since 1983, hospital inpatient services have been reimbursed under a prospective payment system. Hospitals receive a specific prospective payment for inpatient treatment services based upon the diagnosis of the patient.

      Under Medicare’s OPPS a hospital is paid for outpatient services on a rate per service basis that varies according to the APC, to which the service is assigned rather than on a hospital’s costs. OPPS was implemented on August 1, 2000 and due to the anticipated adverse economic effect on hospitals, Congress provided for outlier payments for especially costly cases, as well as transitional payments for new technologies and innovative medical devices, drugs and biologics. While most of the transitional payments expired in 2003, CMS continues to make payments for new technology until sufficient data is collected to assign the new technology to an APC. Each year CMS publishes new APC rates that are determined in accordance with the promulgated methodology. The overall effect of OPPS has been to decrease reimbursement rates from those paid under the prior cost-based system. Multi-modality and certain fixed-site centers which are freestanding and not hospital-based facilities are not directly affected by OPPS.

      In November 2004, CMS announced a 21% reduction in hospital reimbursement rates for PET, effective January 1, 2005. Although the immediate effect on us of this rate reduction has been minimal, on a long-term basis this will have a negative impact on our PET and PET/ CT revenues as more hospital customers (both existing and future) negotiate lower rates with us. Because unfavorable reimbursement policies constrict the profit margins of the mobile customers we bill directly, we have and may continue to lower our fees to retain existing PET and PET/ CT clients and attract new ones; however, CMS recently announced that it will reimburse for additional PET procedures, including for Alzheimer’s disease and cervical cancer. Any additional modifications under OPPS further reducing reimbursement to hospitals may adversely impact our financial condition and our operations since hospitals will seek to offset such additional modifications.

      Furthermore, in August 2005, CMS published proposed regulations that apply to hospital outpatient services that significantly decrease the reimbursement for diagnostic procedures performed together on the same day. Under the new methodology, CMS has identified families of imaging procedures by imaging modality and contiguous body area. Medicare will pay 100% of the technical component of the higher priced procedure and 50% for the technical component of each additional procedure for procedures involving contiguous body parts within a family of codes when performed in the same session. Under the current methodology, Medicare pays 100% of the technical component of each procedure. The implementation of these regulations would adversely impact our financial condition and our operations since our hospital customers will seek to offset their reduced reimbursement through lower rates.

      Services provided in non-hospital based freestanding facilities, such as IDTFs, are paid under the Medicare Part B fee schedule. CMS has also published proposed regulations, which would implement the same multi-procedure methodology rate reduction proposed for hospital outpatient services, for procedures reimbursed under the Part B fee schedule. Accordingly, Medicare payment for diagnostic imaging services under the Part B fee schedule may also be reduced. In addition, CMS is proposing an overall decrease of 4.3% in the Part B fee schedule for CMS’s fiscal year 2006. Accordingly, if these changes become final and take effect, these reductions in Medicare payment for diagnostic imaging services under the Part B fee schedule may have a material adverse effect on our financial condition and results of operations.

      All of the congressional and regulatory actions described above reflect industry-wide cost-containment pressures that we believe will continue to affect healthcare providers for the foreseeable future.

      Medicaid. The Medicaid program is a jointly-funded federal and state program providing coverage for low-income persons. In addition to federally-mandated basic services, the services offered and reimbursement methods vary from state to state. In many states, Medicaid reimbursement is patterned after the Medicare program; however, an increasing number of states have established or are establishing payment methodologies intended to provide healthcare services to Medicaid patients through managed care arrangements.

      Managed Care. Health Maintenance Organizations, or HMOs, Preferred Provider Organizations, or PPOs, and other managed care organizations attempt to control the cost of healthcare services by a variety of measures, including imposing lower payment rates, preauthorization requirements, limiting services and mandating less costly treatment alternatives. Managed care contracting has become very competitive and reimbursement schedules are at or below Medicare reimbursement levels. The development and expansion of HMOs, PPOs and other managed care organizations within our targeted regional networks could have a negative impact on utilization of our services in certain markets and/ or affect the revenues per procedure which we can collect, since such organizations will exert greater control over patients’ access to diagnostic imaging services, the selection of the provider of such services and the reimbursement thereof.

      Some states have adopted or expanded laws or regulations restricting the assumption of financial risk by healthcare providers which contract with health plans. While we are not currently subject to such regulation, we or our customers may in the future be restricted in our ability to assume financial risk, or may be subjected to reporting requirements if we do so. Any such restrictions or reporting requirements could negatively affect our contracting relationships with health plans.

      Private Insurance. Private health insurance programs generally have authorized payment for our services on satisfactory terms. However, if Medicare reimbursement is reduced, we believe that private health insurance programs will also reduce reimbursement in response to reductions in government reimbursement, which could have an adverse impact on our business, financial condition and results of operations. Furthermore, certain third-party payors have proposed and implemented initiatives which have the effect of substantially decreasing reimbursement rates for diagnostic imaging services provided at non-hospital facilities, and payors are continuing to monitor reimbursement for diagnostic imaging services. Recently, a third-party payor announced a requirement of participation, which has not yet been fully implemented, that would require freestanding imaging center providers to be multi-modality and not simply offer one type of diagnostic imaging service. Similar initiatives enacted in the future by a significant number of additional third-party payors would have an adverse impact on our financial condition and our operations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 9, 2005	INSIGHT HEALTH SERVICES HOLDINGS CORP.
	By:	/s/ BRIAN G. DRAZBA
Brian G. Drazba
Senior Vice President and Chief Accounting Officer